Exhibit 5.1

September 19, 2005

Gardner Denver, Inc.
1800 Gardner Expressway
Quincy, Illinois 62305

RE:	Gardner Denver , Inc. and the Subsidiary Guarantors Listed on Schedule I Hereto – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Gardner Denver, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Guarantors (as listed on Schedule I hereto, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s offer to exchange (the “Exchange Offer”) $125,000,000 in aggregate principal amount of its 8% Senior Subordinated Notes due 2013 (the “Exchange Notes”) for $125,000,000 in aggregate principal amount of the Company’s issued and outstanding 8% Senior Subordinated Notes due 2013 (the “Original Notes”), together with the guarantee thereof by the Guarantors. The Original Notes have been issued, and the Exchange Notes will be issued, under the Indenture, dated as of May 4, 2005 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Trust Company, National Association, as Trustee (the “Trustee”). The Exchange Offer is being effected pursuant to the Registration Rights Agreement, dated as of May 4, 2005 (the Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers (as defined therein). The Company and the Guarantors are hereinafter referred to collectively as the “Note Parties” each as a “Note Party”. All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	an executed copy of the Indenture;
(2)	an executed copy of the Original Notes, including the guarantees of the Original Notes;
(3)	the Registration Rights Agreement;
(4)	the form of the Exchange Notes, including the guarantees of the Exchange Notes;

Gardner Denver, Inc.

September 19, 2005

(5)

a copy of the certificate of incorporation or formation of each Note Party each as in effect on the date hereof and as certified by the Secretaries of such Note Party, as applicable (each a “Charter”); and

(6)

the bylaws or operating agreement of each Note Party each as in effect on the date hereof and as certified by the Secretaries of such Note Party, as applicable (together with the Charters of each Note Party, the “Organizational Documents”).

The documents referenced as items (1) through (4) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Note Parties, certificates of public officials and officers of the Note Parties, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Note Parties.

In connection herewith, we have assumed that, other than with respect to the Company and the Guarantors organized under the laws of New York and Delaware (the “DE/NY Guarantors”), all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of such parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed that each of the Guarantors, other than the DE/NY Guarantors, has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and that each of such Guarantors has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York and the State of Delaware in connection with the transactions contemplated by the Indenture, Registration Rights Agreement and the Exchange Notes, including the guarantees of the Exchange Notes. We have also assumed that the Company has received in full the consideration contemplated by the resolutions of the board of directors for the issuance of the Original Notes.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, exceptions, qualifications and limitations stated herein we are of the opinion that when (i) the Registration Statement has become effective under the Act; (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Company and authenticated and delivered by the Trustee in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer, the Exchange Notes, including the Guarantees of the Exchange Notes, will be validly issued and will constitute valid and binding obligations of the Company and the Guarantors.

Gardner Denver, Inc.

September 19, 2005

In addition to the limitations set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

(a)           Our opinions herein reflect only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such state, as to which we express no opinion), (ii) the federal laws of the United States, and (iii) to the extent required by the foregoing opinions, the General Corporation of the State of Delaware and the Delaware Limited Liability Company Act. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)          Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing and (iv) the qualification that certain other provisions of the Transaction Documents may be further limited or rendered unenforceable by applicable law, but the inclusion of such provisions does not affect the validity as against any Note Party of the Transaction Documents to which it is a party as a whole or, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Initial Purchasers or the Trustee by the Transaction Documents legally inadequate for the practical realization of the principal benefits purported to be provided thereby.

(c)           Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit the availability of a remedy under certain circumstances where another remedy has been elected; (ii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iii) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)          We express no opinion as to whether any Guarantor may guarantee or otherwise be liable for indebtedness incurred by the Company except to the extent that such Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Company or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are, directly or indirectly, made available to such Guarantor for its corporate purposes.

Gardner Denver, Inc.

September 19, 2005

We do not render any opinions except as set forth above. The opinions set forth herein are made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP

Gardner Denver, Inc.

September 19, 2005

SCHEDULE I

BELLISS & MORCOM (USA) INC.

GARDNER DENVER HOLDINGS INC.

GARDNER DENVER NASH LLC

HOFFMAN AIR FILTRATION LICENSCO INC.

LAMSON CORPORATION

RIETSCHLE THOMAS MONROE, INC.

RIETSCHLE THOMAS SHEBOYGAN, INC.

THOMAS INDUSTRIES, INC.

THOMAS-OBERDORFER PUMPS, INC.

TUPELO HOLDINGS LLC

WELCH VACUUM TECHNOLOGY, INC.

Gardner Denver, Inc.

September 19, 2005

SCHEDULE II

AIR-RELIEF, INC.

ALLEN STUART EQUIPMENT COMPANY INC.

BLUE GRASS HOLDINGS, INC.

EMCO WHEATON USA, INC.

GARDNER DENVER DRUM, LLC

GARDNER DENVER WATER JETTING SYSTEMS, INC.

RIETSCHLE THOMAS HANOVER, INC.

TCM INVESTMENTS INC.

THOMAS IMPORTS, INC.